Exhibit 99.1

WaveDancer Closes Majority Investment in Gray Matters, Inc. to Seasoned Start-up Investors; Announces Intent to Pursue Strategic Alternatives

FAIRFAX, VA, March 21, 2023 – WaveDancer, Inc., (NASDAQ: WAVD) announced today that it has sold its blockchain-enabled supply chain management software subsidiary, Gray Matters, Inc. (“GMI”) to Gray Matters Data Corporation (“GMDC”), whose lead investor is venture capital firm StealthPoint, LLC (“StealthPoint”). StealthPoint and its investors will invest $3 million of cash into GMDC with the option to invest an additional $1 million within 90 days of closing.

WaveDancer has retained an indirect 20% interest in GMI through stock in GMDC received at closing. In addition, WaveDancer received $1 million of cash at closing and will receive annual contingent payments over the next seven years, up to a total of $4 million. Importantly, the transaction will eliminate over $2 million of annual WaveDancer operating expenses related to GMI. The full terms of the agreement will be included in a Form 8-K that will be available on the Company’s website.

WaveDancer also announced that it will work with its advisor, B. Riley Securities, to immediately undertake a review of additional strategic options available to the Company including a merger or possible sale.

“We acquired GMI in late 2021, to provide foundational capabilities to launch a supply chain security business powered by blockchain technology,” said CEO Jamie Benoit. “We encountered unanticipated challenges with the software product we acquired which required substantial modifications and disrupted our sales efforts. Additionally, deterioration in the capital market for early-stage technology companies, which occurred shortly after our purchase, adversely impacted our ability to raise capital required to fund GMI. After exploring several options, we determined the best course of action for WaveDancer shareholders was to place GMI into a vehicle better suited to attract the talent and capital necessary to continue the development of the product and bring it to the broader marketplace. We think we have found that in the team at StealthPoint.”

As of the closing date, WaveDancer is entitled to a seat on the GMDC board and has nominated Jamie Benoit. No member of the WaveDancer Board of Directors, including the chairman, will have any investment in GMI, direct or indirect, other than through the ownership of WaveDancer shares.

The Company also announced its intent to consider various strategic options for the company. “In addition to improving cash flow, the sale of GMI provides the Company with a cash infusion that will allow us to consider a range of options that would have otherwise been foreclosed,” continued Mr. Benoit. “Now that we’ve eliminated the risk and expense of commercializing new technology, we can evaluate various strategic alternatives including a business combination or a sale.”

About WaveDancer

WaveDancer, based in Fairfax, VA, has been servicing federal and commercial customers since 1979. It provides modernization, software development, and cybersecurity services to help organizations meet their business goals through technology. Their software development processes are appraised at CMMI Level 3 for their ability to consistently deliver high-quality projects using metrics to proactively manage risk.

Additional information for investors

This release may contain forward-looking statements regarding the Company's business, customer prospects, or other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in the forward-looking statements. Investors should read and understand the risk factors detailed in the Company's 10-K for the fiscal year ended December 31, 2021 and in other filings with the Securities and Exchange Commission.

For investor inquiries contact:

Jeremy Hellman, CFA

Vice President, The Equity Group Inc.

jhellman@equityny.com

(212) 836-9626